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                                                                 EXHIBIT 10.23



                              FACILITIES AGREEMENT

THIS AGREEMENT, dated as of August 14, 1996 (the "Agreement Date"), is by and between First USA Merchant Services, Inc. (First USA") and First Virtual Holdings, Inc. ("First Virtual").

                                  WITNESSETH:

WHEREAS, First USA is currently (i) providing First Virtual access to certain office space, (ii) permitting First Virtual to place a certain cabinet and certain equipment in such space and (iii) permitting First Virtual to use certain communication lines, equipment, furniture and services, all as described in Section 1 of Exhibit A hereto (collectively, the "Existing Facilities") and

WHEREAS, First Virtual desires to continue to have access to and use the Existing Facilities and to sublease from First USA a particular portion of such space and place an additional cabinet in such space, as described in Section 2 of Exhibit A hereto (collectively, the "Additional Facilities"); and

WHEREAS, First USA is willing, on the terms and conditions set forth in this Agreement, (i) to continue to provide and permit First Virtual's use of the Existing Facilities and (ii) to provide and permit First Virtual's use of the Additional facilities, (collectively, the "Facilities");

NOW THEREFORE, First USA and First Virtual agree as follows:

         1. First USA shall, to the extent permitted by applicable agreements and laws, provide and permit First Virtual's use of the Facilities, seven (7) days a week and twenty-four (24) hours a day, all upon and subject to the terms and conditions of this Agreement. Either party may, from time to time upon at least (90) ninety days prior written notice to the other discontinue First USA's provision and First Virtual's use of any or all of the Facilities as of a date specified in such notice.

         2. The Facilities shall be and remain the property of First USA and First Virtual shall have no rights or interests therein, or in any other space, communications lines, equipment, furniture, software, products, work, methods, procedures, data, manuals, writings or other property of First USA, except as described herein. First USA shall have no obligation, pursuant to this Agreement or otherwise, to provide any property of First USA to First Virtual other than the Facilities in accordance with this Agreement. First Virtual shall cease all use of the Facilities (and return to First USA all property of First USA in First Virtual's possession) upon discontinuance of First USA's provision and First Virtual's use of particular Facilities or termination of this Agreement as hereinafter provided.





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         3.      In compensation for First USA's provision and First Virtual's use of the Facilities, First Virtual shall pay amounts as set forth in Section 3 of exhibit A hereto. Any amount payable by First Virtual pursuant to this Agreement for which a time of payment is not otherwise specified shall be due and payable within thirty (30) days after receipt by First Virtual of an invoice therefor from First USA.

         4. First Virtual shall use the Facilities for the sole and exclusive purpose of operating its Internet Payment System for its business purposes. First Virtual shall comply with all applicable laws with respect to its use of the Facilities and its business. First Virtual shall take good care of the Facilities and shall comply with the terms and conditions of any leases, licenses or other agreements relating to the Facilities. First Virtual shall comply with all of First USA's policies and procedures regarding access to and use of the Facilities, including, without limitation, procedures for the physical security of the Facilities.

         5. First USA shall have the exclusive right, in its sole discretion, to manage the Facilities, including, without limitation, the establishment of appropriate priorities for use of the Facilities. First Virtual's use of the Facilities shall be subject to First USA's scheduling of such Facilities and determination of the availability thereof. Such scheduling shall include, without liquidation, the scheduling of holidays, maintenance of Facilities, modification or rearrangement of Facilities and other matters which may impact the availability of the Facilities for use by First Virtual. First USA reserves the right, in its sole discretion, to designate the location of the Facilities and modify or rearrange the Facilities, from time to time, so long as such modification or rearrangement does not materially adversely affect First Virtual's use thereof. Except as agreed in writing by the parties hereto, First USA shall have no obligation, and First Virtual shall have no right, to make any improvements or changes involving the Facilities. In providing the Facilities to First Virtual hereunder, First USA shall have no obligation to pay any amount (other than amounts to be reimbursed by First Virtual in accordance with this Agreement) or incur any other obligation or liability in order to permit its provision of the Facilities. First USA reserves the right to consent to the particular equipment and other items to be placed in the Space (as defined in Exhibit A hereto) by First Virtual. Upon First USA's request, First Virtual shall discontinue use of and remove particular equipment and other items placed in the Space by First Virtual.

         6. This Agreement does not restrict in any way First USA's right to use the Facilities or to permit third parties access to and use of the Facilities. In using the Facilities, First Virtual shall not interfere with any such use.

         7. First USA and First Virtual shall each designate an employee as a representative (respectively, the "First USA Representative" and the "First Virtual Representative") who shall have the authority and power to act and make decisions on behalf of First USA and First Virtual, respectively, with respect to this Agreement and all matters pertaining hereto. Either party may change its designated representative at any time or from time to time by providing notice thereof to the other. First Virtual shall make use of the Facilities only through bona fide employees of First Virtual or through





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employees of third party vendors of First Virtual approved in writing by First
USA. First Virtual shall cause all such employees and third party vendors to comply fully with the terms and conditions of this Agreement and, upon First USA's request, to execute confidentiality agreements satisfactory to First USA. First USA reserves the right to consent to First Virtual's Facilities Representative and employees of First Virtual or its third party vendors who shall be making use of the Facilities. Upon First USA's request, First Virtual shall discontinue an employee's or a third party vendor's use of the Facilities.

         8. In addition to the provision of the Facilities pursuant to this Agreement, First USA shall provide First Virtual such other space, communications lines, equipment, furniture, services and other items, as First Virtual may reasonably request from time to time during First USA's provision of the Facilities pursuant to this Agreement, under mutually acceptable terms and conditions. Any such space, communications lines, equipment, furniture, services and other times shall be deemed part of the Facilities for purposes of this Agreement and subject to the terms and conditions of this Agreement and shall be paid for by First Virtual as provided in this Agreement or as otherwise agreed by the parties.

         9. Except as otherwise provided in this Agreement or as otherwise agreed in writing by First USA and First Virtual, First USA and First Virtual shall each be responsible for any costs and expenses it incurs in connection with the performance of this Agreement or operation of its business.

         10. First USA and First Virtual each acknowledge that, as a result of this Agreement, each party may obtain certain confidential and/or proprietary information of the other or of the other's affiliates or their respective customers, including, without limitation, the terms of this Agreement. All such information, whether obtained before or after the Agreement Date, was and shall be maintained by the recipient party in strict confidence and shall be used only for purposes of this Agreement and shall not be disclosed by the recipient party its agents or employees without the other party's prior written consent, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient party. The provision of this Section 10 shall survive termination of this Agreement for any reason.

         11. Except as otherwise agreed in writing, during First USA's provision of the Facilities pursuant to this Agreement and for (1) year thereafter, neither First USA nor First Virtual nor any of their affiliates shall offer employment to or employ any person employed then or within the preceding twelve (12) months by the other or any affiliate of the other. The provisions of this Section 11 shall survive termination of this Agreement for any reason.

         12. If either party defaults in the performance of any of its obligations pursuant to this Agreement and if such default continues for more than (30) thirty days after written notice specifying the default is given to its by the other party, the other party





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may, by giving the defaulting party written notice thereof, terminate this
Agreement as of a date specified in such notice of termination.

         13. First USA and First Virtual each acknowledge that the breach of this Agreement by it cannot readily or adequately be compensated for in damages and that the breach of any provisions hereof shall cause irreparable injury to the other party. First USA and First Virtual each shall therefore be entitled, in addition to all other rights or remedies it may have, in law or in equity, to injunctive and other equitable relief to prevent any violation of the provision of this Agreement. The provisions of this Section (13) shall survive termination of this Agreement for any reason.

         14. During the term of this Agreement, First Virtual shall procure and maintain, at its expense, insurance as required by First USA and all other insurance, if any, required by applicable law from time to time. All insurance procured by First Virtual pursuant to this Agreement must be procured from an insurer or insurers approved by First USA, which approval shall not be unreasonably withheld. Such insurance shall name First USA as additional insured. All liability policies shall be primary without right of contribution from any insurance carried by First USA. First Virtual shall furnish to First USA endorsements and certificates evidencing the coverage required above.

         15. First Virtual shall defend, indemnify and hold First USA harmless from any liability, loss, claim, action, damage, cost and expense (including, without limitation, reasonable attorneys' fees and court costs) arising out of (i) breach, or any allegation of a breach, by First Virtual pursuant to this Agreement (ii) fault or negligence, or any allegation of fault or negligence, of First Virtual, its employees or agents, (iii) First Virtual's access to or use of the Facilities, (iv) damage to any property or injuries, sickness or death of any person (x) caused by, or alleged to be caused by, any work or operations performed by First Virtual or any other entity under or by reason of this Agreement or (y) which damage, injury, sickness or death occurs on, in or about, or is claimed to have occurred on, in or about the Facilities or relate to, or is claimed to relate to, access to or use of the Facilities. The provisions of this Section 15 shall survive termination of this Agreement for any reason.

         16. First Virtual hereby acknowledges that it is familiar with the Facilities it has had the opportunity to independently examine and evaluate the Facilities and shall continue to do so throughout the term of this Agreement. First Virtual further acknowledges that First USA has made no attempt to make the Facilities useful for any party other than First USA.
First USA is providing the Facilities to First Virtual hereunder as a convenience and makes no guarantees with respect to the availability or performance of the Facilities and shall not be liable to First Virtual or otherwise in the event of the unavailability or failure thereof for any reason. THEREFORE, FIRST VIRTUAL ACCEPTS THE FACILITIES "AS IS" AND FIRST USA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE FACILITIES OR RESULTS TO BE DERIVED FROM THE USE OF THE FACILITIES OR ANY OTHER ITEMS





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PROVIDED OR WORK PERFORMED PURSUANT TO THIS AGREEMENT.  The provisions of this
Section 16 shall survive termination of this Agreement for any reason.

         17. For all claims relating to this Agreement, First Virtual's exclusive remedy shall be injunctive and other equitable relief to prevent such breach. As provided in Section 13 hereof, and without limiting the rights and remedies set forth therein, in the event First Virtual is denied entry into the Space (as defined in Exhibit A hereto) in breach of this Agreement, First Virtual shall be entitled to injunctive and other equitable relief to prevent any violation of the provisions of this Agreement. In no event shall First USA have any liability for damages of any nature including, without limitation, actual, direct, indirect, punitive, special or consequential damages or liabilities of any kind, such as loss of revenue or loss of business. The provisions of this Section 17 shall survive termination of this Agreement for any reason.

         18. Each party hereto shall be excused from performance pursuant to this Agreement for any period it is prevented from performing in whole or in part, as a result of an act of God, war, civil disturbance, court order, labor dispute or other cause beyond its reasonable control and such nonperformance shall not be a ground for termination or default. In the event of any disaster, First USA shall determine, in its sole discretion, what, if any, disaster recovery procedures shall be implemented with respect to the Facilities and shall have no obligations with respect to disaster recovery with respect to First Virtual's use of the Facilities. First Virtual shall be responsible, at its expense, for any backup or other disaster recovery procedures it desires to implement with respect to its use of the Facilities.

         19. This Agreement shall be binding on First USA and First Virtual and their respective successors and assigns, but First Virtual may not assign this Agreement without the prior written consent of First USA.

         20. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. The provision of this Section 20 shall survive termination of this Agreement for any reason.

         21. Upon the written request of either First USA or First Virtual, any dispute, controversy or claim in connection with this Agreement shall be submitted by the parties to a neutral mediator, mutually agreed upon by the parties, for resolution. No formal proceedings for the resolution of such dispute, controversy or claim may be commenced until either or both of the parties conclude that amicable resolution through continued mediation of the matter is not likely. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of such dispute, controversy or claim, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. The provisions of this Section 21 shall survive termination of this Agreement for any reason.





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         22.     This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between First USA and First Virtual.

         23. First USA, in providing the Facilities hereunder, is acting only as an independent contractor. First USA does not undertake by this Agreement or otherwise to perform any obligation of First Virtual, whether regulatory or contractual, or to assume any responsibility for First Virtual's business or operations. First USA has the sole right to supervise, manage, contract, direct and procure the Facilities and to perform or cause to be performed all services to be performed hereunder.

         24. If any provision of this Agreement is declared or found, by a court of competent jurisdiction, to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent. If the remainder of this Agreement is capable of substantial performance, then the remainder of this Agreement shall not be affected by such declaration or finding and each provision not so affected shall be enforced to the fullest extent permitted by law.

         25. All notices required or permitted to be given under this Agreement shall he deemed given if given in writing by personal delivery or by United States mail, registered or certified mail, return receipt requested, postage prepaid, (i) to First USA at 1601 Elm Street, Suite 600, Dallas, Texas 75201, Attention: Ray McArdle, with a copy to 1601 Elm Street, Suite 4700, Dallas, Texas 75201, Attention: General Counsel or (ii) to First Virtual at 11975 El Camino Real, Suite 300, San Diego, California 92130, Attention: John Donegan, Vice President of Operations, with a copy to 11975 El Camino Real, Suite 300, San Diego, California 92130, Attention: Philip Bane, Legal Counsel, or, in either case, to such other address as the party to receive the notice has designated by notice to the other party.

         26. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS.

         27. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.




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         28.     This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, understandings and agreements are merged herein. There are no understandings or agreements relating hereto which are not fully expressed herein and no change, waiver or discharge of this Agreement shall be valid unless in writing and executed by the party against whom such change, waiver or discharge is sought to be enforced.

         IN WITNESS WHEREOF, the parties hereto have each executed this Agreement.

First USA Merchant Services, Inc.          First Virtual Holdings, Inc.

By:                                        By:
   -----------------------                    ------------------------

Title:                                     Title: President
      --------------------                        --------------------





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                                   EXHIBIT A
                                   FACILITIES

1.        The Existing Facilities consist of:

         a. Access to First USA's office space located on the sixth floor of 1601 Elm Street, Dallas, Texas, consisting of a computer room, lab and adjoining conference rooms, and to First USA's office space located on the seventh floor of 1601 Elm Street, Dallas, Texas, consisting of a break room, in each case to which space First USA provided First Virtual access immediately prior to the Agreement Date (the "Space").

         b. The right to place a cabinet (containing computer equipment) and a router, as provided by First Virtual immediately prior to the Agreement Date, in the Space, as permitted by First USA immediately prior to the Agreement Date.

         c. Use of two (2) desks, communications lines and connector boxes adjacent to such desks, all as provided by First USA immediately prior to the Agreement Date, which communications lines connect such connector boxes with the cabinet described above.

         d. Use of a MCI T-1 internet communication line, as provided by First USA immediately prior to the Agreement Date, which communication line connects to the router described above.

         e. Use of four (4) dial-up modem communication lines, as provided by First USA immediately prior to the Agreement Date, which communication lines run through First USA's PBX and connect to the cabinet described above.

         f. Use of a fifty-six (56) KB communication line, as provided by First USA immediately prior to the Agreement Date, which communication line connects the data center with Electronic Data System Corporation's facility in Westlake, Ohio.

Except as otherwise provided in this Agreement, or as otherwise agreed in writing by the parties, First USA will furnish First Virtual the Existing Facilities and First Virtual may use the Existing Facilities in the same manner as existed immediately prior to the Agreement Date.

2.       The Additional Facilities consist of:

         a. First USA's sublease of a particular portion of the Space. First USA hereby subleases to First Virtual, and First Virtual hereby accepts, a portion of the Space, which shall consist of approximately sixty (60) square feet of space





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as identified by First USA (the "Leased Premises").  First USA reserve the right, in its sole discretion, to relocate within the Space the Leased Premises, from time to time, so long as such relocation does not materially adversely affect First Virtual's use thereof. As provided in Section 5 of this Agreement, except as agreed in writing by the parties hereto, First USA shall have no obligation, and First Virtual shall have no right, to make any improvements or changes involving the Leased Premises. First Virtual may, at its expense, enclose or otherwise demarcate the Leased Premises upon First USA's written approval of such enclosure or demarcation (and, upon First USA's request, First Virtual shall, at its expense, promptly remove such enclosure or demarcation and return the Space to its condition prior to installation of such enclosure or demarcation). In addition, as provided in Section 5 of this Agreement, certain of the Facilities may be located within the Leased Premises as designated by First USA. As provided in Section 1 of this Agreement, First USA hereby subleases the Leased Premises to First Virtual to the extent permitted by applicable agreements and laws and First Virtual shall be bound by and comply with any primary leases or other agreements relating to the Lease Premises. First USA shall have the right to access to the Leased Premises and First Virtual shall provide First USA with keys or other items, if any, necessary for such access. As part of the Additional Facilities, the Leased Premises and First Virtual's access to and use thereof shall be subject to the terms and conditions of this Agreement and either party may, upon at least ninety (90) days prior written notice, discontinue such lease and First Virtual's use of the Leased Premises as of a date specified in such notice,

         b. The right to place a cabinet (containing computer equipment), as provided by First Virtual, in the Space. Such cabinet and computer equipment shall be substantially the same as the cabinet included in the Existing Facilities.

         C. The right to place a cabinet (for First Virtual's storage of spare parts for computer equipment of First Virtual contained in the cabinets described above), as provided by First Virtual, in a locked storage area in the Space. Such cabinet shall not exceed six (6) feet in height, five (5) feet in length and two (2) feet in depth.

         d. Access to permit First Virtual's backup data cartridge rotation by periodically removing First Virtual's data cartridge's used by First Virtual with respect to the computer equipment described above and storing such data cartridge's with a third party vendor of First Virtual at an off-site facility.

         e. First USA shall request Electronic Data Systems Corporation to provide services reasonably requested by First Virtual and relating to First Virtual's operations at the Space.

To the extend available, First Virtual may connect its equipment at the Facilities to any uninterrupted power source utilized by First USA at the Facilities.





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3.       First Virtual shall pay the following:

         a.      For each month during the term of this Agreement, First
Virtual shall pay to First USA a monthly fee of $1,000.00. Each such monthly fee shall be due and payable on the 10th day of the month for which such monthly fee is payable. The monthly fee for any partial month shall be prorated on a per diem basis. In the event any rent or other charges paid by First USA related to the Space are increased during the term of this Agreement, First USA may, upon written notice to First Virtual, increase such monthly fee by the same percentage as such rent or other charges paid by First USA are increased.

         b. With respect to (i) the MCI T-1 internet communications line described above, (ii) the fifty-six (56) KB communications line described above, (iii) services provided by Electronic Data Systems Corporation as described above and (iv) the Facilities provided by First USA pursuant to
Section 8 of this Agreement, First Virtual shall, at First USA's option, pay or reimburse First USA for any costs and expenses incurred in the provision thereof.

         c. There will be added to any amounts payable hereunder, and First Virtual shall pay First USA, amounts equal to any taxes based thereon, or upon this Agreement or the Facilities provided hereunder, or their use (including, without limitation, state and local sales, use, privilege and excise taxes based on gross revenues).





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